Exhibit 99.1

OPPENHEIMER HOLDINGS INC. DECLARES SPECIAL DIVIDEND

New York, December 14, 2021 - Oppenheimer Holdings Inc. (“NYSE: OPY”) (the “Company” or “Firm) today announced that its Board of Directors has declared a special cash dividend on the Company’s Class A non-voting and Class B voting common stock of $1.00 per share, payable December 31, 2021, to shareholders of record at the close of business on December 27, 2021. The aggregate payment will be approximately $12.5 million. The special dividend will be funded through existing cash.

Albert G. Lowenthal, Chairman and CEO commented: “We are pleased that the Firm’s operating results for a second consecutive year have been outstanding, permitting us to again reward shareholders with a special year-end dividend of $1.00 per share. This is in addition to the $0.03, or 25%, increase in the quarterly dividend to $0.15 per share effective in the second quarter of 2021. Despite recent market turbulence surrounding Coronavirus variants, we remain optimistic about the Company’s competitive position and prospects in a continuing strong economy.”

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 92 retail branch offices in the United States and has institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance including the projected impact of COVID-19 on the Company's business, financial performance, and operating results. The following factors, among others, could cause actual results to vary from the forward-looking statements: the severity and duration of COVID-19; COVID-19's impact on the U.S. and global economies; and Federal, state and local governmental responses to COVID-19. For a discussion of other factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.
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